KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
2006 THIRD QUARTER AND NINE MONTHS RESULTS

•	2006 third quarter earnings per share were $.48, a 41% increase compared with $.34 earned in the 2005 third quarter

•	2006 first nine months earnings per share were $1.34, a 41% increase compared with $.95 earned in the 2005 first nine months

•	2006 fourth quarter earnings per share guidance is $.40 to $.45 versus $.38 earned in the 2005 fourth quarter

•	2006 year earnings per share guidance revised to $1.74 to $1.79 versus $1.33 earned in the 2005 year

Houston, Texas (October 25, 2006) - Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the third quarter ended September 30, 2006 of $25,600,000, or $.48 per share, compared with $17,285,000, or $.34 per share, for the third quarter of 2005. The 2005 third quarter results included an estimated $.05 per share negative impact from Hurricanes Katrina and Rita. Consolidated revenues for the 2006 third quarter were $264,612,000, a 33% increase compared with $198,741,000 for the 2005 third quarter.

Kirby reported record net earnings for the first nine months of 2006 of $71,513,000, or $1.34 per share, compared with $49,011,000, or $.95 per share, for the first nine months of 2005. Consolidated revenues for the first nine months of 2006 were $732,807,000, a 26% increase compared with $582,461,000 for the 2005 first nine months.

Marine transportation revenues and operating income for the 2006 third quarter increased 23% and 42%, respectively, compared with the third quarter of 2005. For the first nine months of 2006, revenues and operating income increased 21% and 37%, respectively, compared with the 2005 first nine months. The results for both periods reflected continued strong petrochemical, black oil products and refined products volumes. Pricing continued to reflect higher rates on contract renewals and spot market pricing.

The 2006 third quarter and first nine months results were impacted by a continued tight vessel personnel labor pool and Gulf Coast charter towboat market, principally due to the effects of 2005 Hurricanes Katrina and Rita. The tight Gulf Coast labor pool and towboat market resulted in higher vessel personnel wages and higher rates for chartered towboats. In addition, the tight vessel labor market has resulted in higher training costs as Kirby has increased the number of vessel trainees at all levels. The marine transportation operating margin for the 2006 third quarter was 19.4% compared with 16.7% for the third quarter of 2005.

Diesel engine services revenues and operating income for the 2006 third quarter increased 102% and 154%, respectively, compared with the 2005 third quarter. For the first nine months of 2006, revenues and operating income increased 56% and 96%, respectively, compared with the 2005 first nine months. The record diesel engine services results reflected the accretive acquisition of Global Power Holding Company (“Global”) on June 7, 2006 and the acquisition of the assets of Marine Engine Specialists, Inc. (“MES”) on July 21, 2006, as well as continued strong marine, offshore oil service, power generation and railroad markets. Higher service rates and parts pricing implemented during 2005 and in the 2006 first nine months also positively impacted the 2006 third quarter and first nine months results. The operating margin for the 2006 third quarter was 15.3% compared with 12.2% for the third quarter of 2005.

In the 2006 third quarter, Kirby purchased 163,000 shares of its common stock at a total purchase price of $4,789,000, for an average purchase price of $29.40 per share. Kirby has 2,258,000 shares available under its current Board of Directors repurchase authorization.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “The business fundamentals that exist in our marine transportation and diesel engine services businesses remain the best we have seen in many years. During the third quarter, we continued to see strong utilization of our tank barge fleet, with essentially no spare capacity. Pricing continued to improve during the quarter. Our medium-speed diesel engine services business continued to perform at record levels, and we added accretive earnings from the Global and MES acquisitions.”

Mr. Pyne continued, “Our guidance is based on strong marine transportation and diesel engine services markets. We also expect the vessel labor and charter towboat shortages to remain tight during the fourth quarter. These costs will continue to increase in 2007 at a rate above inflation, but not at 2006 levels. As multiple-year contracts are escalated and single-year term contracts are renewed, we should be made whole. Spot market rates already reflect recovery of the increased costs. If we had not incurred the increased labor costs and charter towboat rate increases our earnings would have been higher.”

Mr. Pyne further commented, “Our 2006 fourth quarter guidance is $.40 to $.45 per share, and anticipates some deterioration of operating conditions caused by winter weather, which historically increases delay days and decreases efficiency. Our guidance represents a 5% to 18% increase over reported 2005 fourth quarter net earnings of $.38 per share. For 2006, we are tightening our net earnings guidance to $1.74 to $1.79, reflecting a 31% to 35% increase over the 2005 net earnings of $1.33 per share. Capital spending guidance for 2006 is in the $138 to $143 million range and includes approximately $60 million for the construction of twenty-three 30,000 barrel and two 10,000 barrel tank barges, and four towboats. For 2007, currently scheduled new construction consists of twenty 30,000 barrel tank barges and four towboats at a cost of approximately $56 million. Delivery is scheduled throughout 2007 and into early 2008.”

This earnings press release includes marine transportation performance measures for both the 2006 and 2005 third quarters and first nine months. The performance measures include ton miles, revenues per ton mile, towboats operated and delay days. Comparable performance measures for the 2005 and 2004 years and quarters are available at Kirby’s web site under the caption Performance Measurements in the Investor Relations section. Kirby’s homepage can be accessed by visiting www.kirbycorp.com.

A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, October 26, 2006, to discuss the 2006 third quarter and first nine months, and the outlook for the 2006 fourth quarter and year. The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers. The leader’s name is Steve Holcomb. An audio playback will be available at 12:00 p.m. central time on October 26 through 6:00 p.m. on Friday, November 24, 2006, by dialing 800-642-1687 for domestic callers and 706-645-9291 for international callers. The conference ID number is 8803755. The conference call can also be accessed by visiting Kirby’s homepage at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/311107/. A replay will be available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA for the 2006 and 2005 third quarters and first nine months with GAAP net earnings for the same periods is included in the Condensed Consolidated Financial Information in this press release.

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION
Date:	Thursday, October 26, 2006	Leader:	Steve Holcomb
Time:	10:00 a.m. central time	Passcode:	Kirby
U.S.:	888-328-2514	Int’l:	706-679-3262
Website:	http://www.kirbycorp.com or http://audioevent.mshow.com/311107

A summary of the results for the third quarter and first nine months follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2006	2005	2006	2005
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$211,080	$172,259	$604,551	$500,211
Diesel engine services	53,532	26,482	128,256	82,250
	264,612	198,741	732,807	582,461
Costs and expenses:
Costs of sales and operating expenses	169,407	130,265	471,380	378,459
Selling, general and administrative	29,321	21,600	79,600	64,787
Taxes, other than on income	3,289	3,203	9,879	9,298
Depreciation and amortization	16,689	13,725	47,294	42,670
Loss (gain) on disposition of assets	(255)	24	(1,197)	(1,963)
	218,451	168,817	606,956	493,251

Operating income	46,161	29,924	125,851	89,210
Equity in earnings of marine affiliates	88	1,395	641	1,399
Loss on debt retirement	-	-	-	(1,144)
Other expense	(389)	(443)	(457)	(1,159)
Interest expense	(4,503)	(2,997)	(10,505)	(9,256)

Earnings before taxes on income	41,357	27,879	115,530	79,050
Provision for taxes on income	(15,757)	(10,594)	(44,017)	(30,039)

Net earnings	$25,600	$17,285	$71,513	$49,011

Net earnings per share of common stock:
Basic	$.49	$.35	$1.36	$.98
Diluted	$.48	$.34	$1.34	$.95
Common stock outstanding (in thousands):
Basic	52,587	50,068	52,400	49,918
Diluted	53,392	51,564	53,269	51,338

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2006	2005	2006	2005
	(unaudited, $ in thousands except per share amounts)
EBITDA: (1)
Net earnings	$25,600	$17,285	$71,513	$49,011
Interest expense	4,503	2,997	10,505	9,256
Provision for taxes on income	15,757	10,594	44,017	30,039
Depreciation and amortization	16,689	13,725	47,294	42,670
	$62,549	$44,601	$173,329	$130,976

Capital expenditures	$45,728	$29,555	$110,114	$93,118
Acquisitions of businesses and marine equipment	$22,652	$-	$139,425	$7,000

	September 30,
	2006	2005
	(unaudited, $ in thousands)
Long-term debt, including current portion	$326,810	$205,737
Stockholders’ equity	$627,229	$495,247
Debt to capitalization ratio	34.3%	29.3%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2006	2005	2006	2005
	(unaudited, $ in thousands)

Marine transportation revenues	$211,080	$172,259	$604,551	$500,211

Costs and expenses:
Costs of sales and operating expenses	132,599	110,776	381,077	317,223
Selling, general and administrative	19,067	16,663	56,006	50,235
Taxes, other than on income	3,009	3,077	9,153	8,884
Depreciation and amortization	15,492	12,999	44,463	40,521
	170,167	143,515	490,699	416,863

Operating income	$40,913	$28,744	$113,852	$83,348

Operating margins	19.4%	16.7%	18.8%	16.7%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2006	2005	2006	2005
	(unaudited, $ in thousands)

Diesel engine services revenues	$53,532	$26,482	$128,256	$82,250

Costs and expenses:
Costs of sales and operating expenses	36,808	19,489	90,293	61,231
Selling, general and administrative	7,588	3,391	16,150	9,741
Taxes, other than income	120	91	343	296
Depreciation and amortization	824	280	1,638	841
	45,340	23,251	108,424	72,109

Operating income	$8,192	$3,231	$19,832	$10,141

Operating margins	15.3%	12.2%	15.5%	12,3%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2006	2005	2006	2005
	(unaudited, $ in thousands)

General corporate expenses	$3,199	$2,027	$9,030	$6,242
Loss (gain) on disposition of assets	$(255)	$24	$(1,197)	$(1,963)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2006	2005	2006	2005

Ton Miles (in millions) (2)	4,045	4,027	11,936	11,900
Revenue/Ton Mile (cents/tm) (3)	5.0	4.3	4.8	4.2
Towboats operated (average) (4)	242	243	241	242
Delay Days (5) (5)	1,200	2,080	5,049	7,159
Average cost per gallon of fuel consumed	$2.08	$1.75	$1.97	$1.55
Tank barges:
Active			903	889
Inactive			53	71
Barrel capacities (in millions):
Active			17.0	16.6
Inactive			1.0	1.4
_____________________

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. For example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)	Inland marine transportation revenues divided by ton miles. Example: Third quarter 2006 inland marine revenues of $200,497,000 divided by 4,045,000,000 ton miles = 5.0 cents
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.

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